EXHIBIT 10.6

December 23, 2022

TG Venture Acquisition Corp.
1390 Market Street, Suite 200
San Francisco, CA 94102

Attention:         Pui Lan Patrick Tsang

Chief Executive Officer, Chairman and Director

Dear Mr. Tsang:

ThinkEquity LLC (“ThinkEquity”) is pleased to act as an independent financial advisor to TG Venture Acquisition Corp. and its subsidiaries (the “Company”) in connection with the Company’s proposed initial business combination (the “Acquisition”) with The Flexi Group Ltd. (together with its affiliates, the “Second Party”) with whom the Company has signed a letter of intent. This letter (this “Agreement”) is to confirm the terms and conditions of ThinkEquity’s engagement.

ADVISORY SERVICES

The Company acknowledges and agrees that ThinkEquity’s engagement pursuant to this Agreement does not constitute an agreement or a commitment, express or implied, by ThinkEquity or any of its affiliates to underwrite, purchase or place any securities of the Company or otherwise provide any financing to the Company, nor an agreement by the Company to issue and sell any securities. At the Company’s request at reasonable times and upon reasonable notice, ThinkEquity shall provide the following advisory services (the “Advisory Services”):

1.	Assist the Company in the drafting of its marketing materials (it being understood that the Company will be solely responsible for all information in such materials);

2.	Assist the Company to develop a strategic plan to approach and communicate with potential new investors in the combined company;

3.	Coordinate investor outreach to minimize redemptions; and

4.	Render such other financial advisory as may from time to time be agreed upon by ThinkEquity and the Company.

The Company hereby acknowledges and agrees that any financial models and presentations developed by ThinkEquity and used in performing the Advisory Services hereunder are proprietary to ThinkEquity and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of ThinkEquity.

17 State Street, 41st Floor
ThinkEquity	New York, NY 10004
Member of NYSE, FINRA & SIPC	Tel: 646-968-9355

FEES

The Company shall pay ThinkEquity an advisory fee for the Advisory Services in an amount equal to greater of either (i) 4.0% of the net funds from the Company’s Trust Account (as defined below) after investor redemptions, or (ii) $300,000 USD, which fee shall be due and payable in immediately available funds on the day of closing of the Acquisition.

EXPENSE REIMBURSEMENT

In addition to any fees which may be payable to ThinkEquity under this Agreement, the Company shall reimburse ThinkEquity, upon reasonable request made from time to time, for its reasonable and documented out-of-pocket expenses incurred in connection with ThinkEquity’s engagement under this Agreement up to a maximum of $15,000, including, but not limited to, the reasonable and documented fees and disbursements of ThinkEquity’s legal counsel.

USE AND DISCLOSURE OF ADVICE AND INFORMATION

The Company hereby acknowledges that the Advisory Services provided by ThinkEquity hereunder are intended solely for the benefit and use of the Company in its consideration of the Acquisition. The Company will furnish ThinkEquity (and will request that the Second Party furnish ThinkEquity) with such information as ThinkEquity reasonably believes appropriate to its assignment (all such information so furnished being the “Information”) and hereby represents and warrants to ThinkEquity that the Information will (provided that Information relating to the Second Party will, to the Company’s knowledge) be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. ThinkEquity agrees to use its best efforts to keep confidential Information confidential and to disclose such confidential Information only to such persons that, in ThinkEquity’s reasonable judgment, need to know such Information in connection with the provision of Advisory Services hereunder (or as otherwise required by law) and who are informed of the confidential nature of such Information and have an obligation of confidentiality to such party thereto.

The Company recognizes and confirms that ThinkEquity (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Advisory Services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, and (c) will not make an appraisal of any assets, collateral securing assets or liabilities of the Company or the Second Party. Without limiting the generality of the foregoing, ThinkEquity will assume that all financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits, estimates of potential cost savings, synergies or other strategic benefits and other estimates and forward-looking information reviewed by ThinkEquity reflect the best currently available estimates and judgments of the Company’s management or, where applicable, management of the Second Party, and, unless a separate agreement therefor is entered into, ThinkEquity will express no opinion regarding the foregoing information or the assumptions upon which such information is based. Further, the Company hereby acknowledges that the Advisory Services to be provided by ThinkEquity hereunder do not include conducting due diligence on the Second Party on the Company’s behalf.

CERTAIN ACKNOWLEDGEMENTS AND REPRESENTATIONS

The Company acknowledges that ThinkEquity has been retained hereunder solely as an adviser to the Company, and not as an adviser to or agent of any other person, and that the Company’s engagement of ThinkEquity is as an independent contractor and not in any other capacity. The Company further acknowledges that nothing in this Agreement is intended to create duties owed to the Company beyond those expressly provided for in this Agreement. The Company and ThinkEquity specifically disclaim the creation of any fiduciary or agent relationship between, or the imposition of any fiduciary or agency duties on, either party. The Company agrees that any information or documentation regarding ThinkEquity that is provided to the Company by ThinkEquity, and any analyses based upon such information and documentation, is owned exclusively by ThinkEquity. This Agreement shall not be deemed to transfer any ownership rights in such information and/or documentation to the Company, including but not limited to intellectual property rights, nor shall any license, express or implied, be granted to the Company under this Agreement. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against ThinkEquity or its affiliates or its or their respective partners, directors, officers, agents or employees. ThinkEquity may, at its own expense, place announcements or advertisements in financial newspapers, journals and marketing materials describing ThinkEquity’s Advisory Services hereunder and will have the right to use the Company’s name, trademark and logo for the purposes of announcements, press releases and advertisements related to public announcements of the transactions contemplated hereby.

The Company hereby acknowledges that ThinkEquity is a full-service investment bank and that ThinkEquity and its affiliates may pursue or enter into investment banking, financial advisory, securities trading and brokerage activities, as well as certain investment management services, with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar or identical to the business of the Company or entities which may have conflicting interests with respect to the Company or the Acquisition. In addition, in the ordinary course of business, ThinkEquity and its affiliates may effect transactions for the accounts of customers in the Company’s or its affiliates’ debt or equity securities, or the securities of other entities that may be involved in the transactions contemplated by this Agreement. Except as may be agreed upon by the Company in writing, ThinkEquity and its affiliates will not use confidential Information obtained from the Company pursuant to this engagement in connection with the performance by ThinkEquity or its affiliates of services for other companies. The Company hereby acknowledges that ThinkEquity and its affiliates are generally not permitted to use confidential information obtained from other companies in connection with this engagement or to furnish such information to the Company.

Furthermore, the Company hereby acknowledges that ThinkEquity may have fiduciary or other relationships whereby ThinkEquity or its affiliates may exercise voting power over securities held by various persons, which securities may from time to time include securities of the Company or the Second Party or others with interests in respect of the Acquisition. The Company acknowledges and agrees that ThinkEquity and its affiliates may exercise such powers and otherwise perform functions in connection with such fiduciary or other relationships without regard to ThinkEquity’s engagement hereunder.

To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means ThinkEquity may ask the Company and its significant shareholders or equityholders for certain identifying information and documents, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and copies of documents containing personal identifying information, and such other information or documents that ThinkEquity and its counsel consider appropriate to verify the bona fide existence of the Company (e.g., certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identities of its significant shareholders or equityholders.

The Company acknowledges that it is not relying on the advice of ThinkEquity for tax, legal or accounting matters, the Company is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any Acquisition or alternative transaction based upon such advice.

The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement, the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which the Company is a party or bound and this Agreement has been duly authorized, executed and delivered by the Company.

INDEMNIFICATION AND CONTRIBUTION

Annex A is hereby incorporated into this Agreement by reference and made part of this Agreement.

TERMINATION OF ENGAGEMENT

ThinkEquity’s engagement hereunder shall terminate upon the consummation of the Acquisition, unless earlier terminated by the Company or by ThinkEquity at any time upon 60 days’ written notice to that effect, it being understood that the provisions relating to the payment of fees and reimbursement of Expenses (as defined below) and expenses included in the paragraph under the caption “Reimbursement of Expenses”, indemnification and contribution and those contained under the caption “Certain Acknowledgements and Representations” and the first paragraph under the caption “Use and Disclosure of Advice and Information” will survive any such termination.

MISCELLANEOUS

ThinkEquity hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ThinkEquity hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Agreement (including Annex A hereto), and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”),

(b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement (including Annex A hereto), and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement (including Annex A hereto); provided, however, that (x) nothing herein shall serve to limit or prohibit the right of ThinkEquity to pursue a claim against the Company pursuant to this Agreement (including Annex A hereto) for legal relief against monies or other assets of the Company held outside the Trust Account or for specific performance or other equitable relief as provided in this Agreement (including Annex A hereto), and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against the Company’s assets or funds that are not held in the Trust Account.

This Agreement and the legal relationships between the parties herein shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. The Company and ThinkEquity hereby waive all rights to a trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this Agreement or any matters contemplated by this Agreement. Except for that certain Underwriting Agreement by and between the Company and ThinkEquity, dated as of November 2, 2021, and any other agreement entered into concurrently herewith, this Agreement embodies the entire agreement and understanding between the Company and ThinkEquity and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement may be executed in any number of counterparts. Such counterparts may be delivered by one party to the other by facsimile or other electronic transmission, and such counterparts will be valid for all purposes. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect. This Agreement is solely for the benefit of the Company and ThinkEquity, and no other person (other than the Indemnified Persons (as defined in Annex A)) will acquire or have any rights by virtue of this Agreement. All notices, demand or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon oral, written or electronic acknowledgment of receipt thereof when transmitted by facsimile or e-mail transmission, on the business day after being sent by nationally recognized overnight courier service, or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other addresses as any party hereto shall designate to the other for such purpose.

[Signature page to follow]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to ThinkEquity the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

THINKEQUITY LLC

By:	/s/ Eric Lord
	Name:	Eric Lord
	Title:	Head of Investment Banking

Accepted and agreed to as of the date first written above:

TG VENTURE ACQUISITION CORP.

By:	/s/ Patrick Tsang
	Name:	Patrick Tsang
	Title:	CEO

Annex A

The Company hereby agrees to indemnify and hold harmless ThinkEquity and its affiliates (within the meaning of the Securities Act of 1933), and each of ThinkEquity’s and its affiliates’ respective past, present and future partners, managers, members, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended) (each of ThinkEquity and such other person or entity is hereinafter referred to as an “Indemnified Person”), to the fullest extent lawful from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Person may become subject, related to or arising out of, or in connection with, ThinkEquity’s engagement under this Agreement (whether occurring before, at, or after the date hereof) (collectively, the “Losses”) and will reimburse any Indemnified Person for all reasonable and documented legal and other reasonable and documented expenses as they are incurred, including expenses in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, inquiry, proceeding or investigation arising therefrom, whether or not such Indemnified Person is a party (collectively, the “Expenses”). The Company will not be responsible under the foregoing indemnification provision to the extent that such Loss has been finally judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such Indemnified Person’s gross negligence, willful misconduct or bad faith.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold any Indemnified Person harmless, the Company shall pay to or on behalf of such Indemnified Person contributions for Losses or Expenses so that each Indemnified Person ultimately bears only a portion of such Losses and Expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company and its stockholders on the other hand in connection with the Acquisition, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) but also the relative fault of each such Indemnified Person, respectively, and the Company and its stockholders as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all Losses and Expenses hereunder exceed the amount of the fees actually received by ThinkEquity pursuant to this Agreement. The respective relative benefits received by ThinkEquity and the Company in connection with any Acquisition will be deemed to be in the same proportion as the aggregate fees paid or proposed to be paid to ThinkEquity in connection with the Acquisition bears to the aggregate consideration paid or proposed to be paid in the Acquisition, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against the Company pursuant to this Agreement, notify the Company in writing of the commencement thereof, but omission to so notify the Company will not relieve the Company from any liability which the Company may have to any Indemnified Person, except to the extent that the Company suffers actual prejudice as a result of such failure; provided, however, under no circumstances will such omission relieve the Company from its obligations to indemnify any Indemnified Person pursuant to applicable statutory law, common law, or contractual obligations otherwise than hereunder. The Company will have the right to control and assume the defense of such action or proceeding, including the employment of counsel (reasonably satisfactory to ThinkEquity) and payment of expenses of such counsel; provided, that the Company permits any Indemnified Person and counsel retained by such Indemnified Person at such Indemnified Person’s expense to participate in such defense. Notwithstanding the foregoing sentence, in the event (i) the Company fails to promptly assume the defense and employ counsel reasonably satisfactory to ThinkEquity, (ii) the actual or potential defendants in, or targets of, any such action or proceeding include both the Company and an Indemnified Person, and ThinkEquity shall have reasonably concluded that there may be legal defenses available to the Indemnified Person which are different from or additional to those available to the Company, the Company shall not have the right to assume the defense of such action or proceeding on the Indemnified Person’s behalf, or (iii) counsel for such Indemnified Person and the Company reasonably determine that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and such Indemnified Person, the Indemnified Person may employ separate counsel (in addition to local counsel) to represent or defend such Indemnified Person in such action or proceeding and the Company shall pay the reasonable and documented fees and disbursements of such separate counsel as incurred; provided, however, that the Company will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and Expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Persons.

The Company will not, without ThinkEquity’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of ThinkEquity and each other Indemnified Person from all liability and obligations arising therefrom (other than the portion of such liability that is found by a court of competent jurisdiction in a judgment that has become final to have resulted from such Indemnified Person’s bad faith, gross negligence, or willful misconduct) and does not include any admission of fault on the part of ThinkEquity or any other Indemnified Person. Without the Company’s prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that the Company reimburse the Indemnified Person for fees and expenses as provided in this Agreement, the Company will be liable for any settlement of any proceeding effected without the Company’s prior written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of the request for reimbursement, and (ii) the Company has not reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

If any party to this Agreement brings an action directly or indirectly based on its obligations under this Annex A, the prevailing party (as determined in a final judgment by a court of competent jurisdiction) shall be entitled to recover, in addition to any other appropriate amounts, its reasonable and documented costs and expenses in connection with such dispute, claim, or controversy, including, without limitation, its reasonable attorney fees and court costs, subject to the first paragraph under the caption “MISCELLANEOUS” of the Agreement.

The provisions of this Annex A shall apply to any modifications of this Agreement, shall be in addition to any liability that the Company may otherwise have, and shall be binding on and inure to the benefit of any of (i) the Company’s successors or assigns, (ii) each Indemnified Person, and (iii) any successor or assign of any substantial portion of the Company’s or any Indemnified Person’s business and/or assets. The provisions of this Annex A shall survive the consummation of any Acquisition, as well as any termination or completion of the relationship established by this Agreement, and shall remain operative and in full force and effect. Nothing, however, in this Annex A is intended to confer any right or remedy on any person or entity other than the parties to this Agreement and their respective successors and assigns, other than the Indemnified Persons.

If the Company enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Company shall provide for the assumption of its obligations set forth in this Annex A by the purchaser or transferee of such assets or another party reasonably satisfactory to ThinkEquity.

The Company also agrees that no Indemnified Person will have any liability to the Company or its affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of, or in connection with, ThinkEquity’s engagement under, or any matter referred to in, this Agreement, except losses, claims, damages, liabilities and expenses incurred which have been finally judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such Indemnified Person’s gross negligence, willful misconduct or bad faith. In no event, regardless of the legal theory advanced, will any Indemnified Person or the Company be liable for any consequential, indirect, incidental or special damages of any nature. The indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.